Exhibit 4.3

AAMES FINANCIAL CORPORATION
AMENDED AND RESTATED
1999 STOCK OPTION PLAN

ARTICLE I.

PURPOSE

        This Amended and Restated Stock Option Plan (the “Plan”) is intended as an incentive and to encourage stock ownership by officers and certain other key employees of Aames Financial Corporation (the “Company”) in order to increase their proprietary interest in the Company’s success and to encourage them to remain in the employ of the Company.

        The term “Company,” when used in the Plan with reference to eligibility and employment, shall include the Company and its subsidiaries. The word “subsidiary,” when used in the Plan, shall mean any subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

        It is intended that certain options granted under this Plan will qualify as “incentive stock options” under Section 422 of the Code (“incentive stock options”) and other options granted hereunder not so qualify (“non-qualified stock options”).

ARTICLE II.

ADMINISTRATION

        The Plan shall be administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) appointed by the Board which shall consist of not less than three members, two of whom shall be appointed by Capital Z Financial Services Fund II, L.P. (“Capital Z”) during any period that Capital Z and/or its designated purchasers under the Preferred Stock Purchase Agreement by and among the Company and Capital Z, dated as of the 23rd day of December, 1998 (the “Purchase Agreement”) own at least 25% of the outstanding voting securities of the Company (the “Minimum Stock Ownership Threshold”). However, notwithstanding anything to the contrary in this Section, only the Stock Option Committee (the “Stock Option Committee”) shall have the authority to grant stock options, to the Chief Executive Officer, to the four highest compensated officers other than the Chief Executive Officer and other individuals considered insiders within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all such grants shall be effective only upon ratification by the Compensation Committee unless otherwise determined by the Board, each of the members of the Stock Option Committee should be an “outside director” within the meaning of Section 162(m) of the Code and a nonemployee director within the meaning of Rule 16b-3 under the Exchange Act. (Any member of the Board who meets the criteria of the prior sentence is hereafter referred to as an “Outside Director” and the Compensation Committee and the Stock Option Committee depending on which committee is taking action hereunder, respectively, is hereinafter referred to as the “Committee”). Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion: (a) to determine which of the eligible employees of the Company shall be granted options; (b) to authorize the granting of both incentive stock options and nonqualified options; (c) to determine the times when options shall be granted and the number of shares to be optioned; (d) to determine the option price of the shares subject to each option, which price shall be not less than the minimum specified in ARTICLE V; (e) to determine the time or times when each option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of options issued hereunder; (f) to prescribe the form or forms of the option agreements under the Plan (which forms shall be consistent with the terms of the Plan but need not be identical); (g) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (h) to construe and interpret the Plan, the rules and regulations and the option agreements under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Compensation Committee shall be final and binding on all optionees.

ARTICLE III.

STOCK

        The stock to be optioned under the Plan shall be shares of authorized but unissued Common Stock of the Company, par value $.001 per share, or previously issued shares of Common Stock reacquired by the Company (the “Stock”). Under the Plan, the total number of shares of Stock which may be purchased pursuant to options granted hereunder shall not exceed, in the aggregate, 22,000,000 shares, except as such number of shares shall be adjusted in accordance with the provisions of ARTICLE X hereof. The number of shares of Stock available for grant of options under the Plan shall be decreased by the sum of the number of shares with respect to which options have been issued and are then outstanding and the number of shares issued upon exercise of options. In the event that any outstanding option under the Plan for any reason expires, is terminated or is canceled prior to the end of the period during which options may be granted, the shares of Stock called for by the unexercised portion of such option may again be subject to an option under the Plan.

ARTICLE IV.

ELIGIBILITY OF PARTICIPANTS

        Subject to ARTICLE VII in the case of incentive stock options, officers and other key employees of the Company (excluding any person who is an outside director) shall be eligible to receive discretionary grants of options under the Plan. In addition, options which are not incentive stock options may be granted to consultants or other key persons (excluding any person who is an outside director) who the Committee determines shall receive options under the Plan. No person may receive options for more than 11,000,000 shares of Stock during the term of the Plan.

ARTICLE V.

OPTION EXERCISE PRICE

        Subject to ARTICLE VII in the case of incentive stock options, except as otherwise provided by the Committee in the option agreement, the option exercise price of each option granted under the Plan shall not be less than the Fair Market Value of Stock at the time the option is granted. Fair Market Value shall in all cases be based on trading days occurring after the “Initial Closing Date” as such term is defined in the Purchase Agreement. For purposes of the Plan, the Fair Market Value on a given date means (i) if the Stock is listed on a national securities exchange, the average of the closing sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded during the twenty (20) trading days occurring immediately prior to such date; (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the average between the high bid price and low ask price reported during the twenty (20) trading days occurring immediately prior to such date; or (iii) if the Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

ARTICLE VI.

EXERCISE AND TERMS OF OPTIONS

        Subject to this ARTICLE VI, the Committee shall determine the dates after which options may be exercised, in whole or in part. If an option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until exercise or expiration of the option.

        Unless otherwise provided in the option agreement or agreed to by the Committee at the time of exercise, each optionee shall enter into a binding agreement with the Company at the time of grant pursuant to which such optionee agrees (i) not to sell, assign or otherwise transfer more than 25% of the Stock purchased pursuant to an Option in any given year and (ii) in aggregate not to sell, assign or otherwise transfer more than 25% of the Stock purchased pursuant to an Option over a five year period beginning on the effective date of this Plan; provided, however, that the Optionee may sell, assign or otherwise transfer all of the Stock purchased pursuant to an Option immediately upon a Change of Control (as defined in Article XI). Appropriate legends shall be placed on the stock certificates evidencing shares issued upon exercise of options to reflect such transfer restrictions.

        Any other provision of the Plan to the contrary notwithstanding, but subject to ARTICLE VII in the case of incentive stock options, no option shall be exercised after the date ten years from the date of grant of such option (the “Termination Date”).

        If prior to the Termination Date, an optionee shall cease to be employed by the Company by reason of a disability, as defined in Section 22(e)(3) of the Code, or by reason of retirement on or after age 65 (“Retirement”) the option shall remain exercisable until the earlier of the Termination Date or one year after the date of cessation of employment to the extent the option was exercisable at the time of cessation of employment. In the event of the death of an optionee prior to the Termination Date and while employed by the Company, or while entitled to exercise an option pursuant to the preceding paragraph or the next to last sentence of the subsequent paragraph, the option shall remain exercisable until the earlier of the Termination Date or one year after the date of death, by the person or person to whom the optionee’s rights under the option pass by will or the applicable laws of descent and distribution, to the extent that the optionee was entitled to exercise it on the date of death.

        Unless otherwise provided in the option agreement, if an optionee voluntarily terminates employment with the Company for reasons other than (i) death, (ii) disability, (iii) Retirement, or (iv) Good Reason (as hereinafter defined), or if an optionee’s employment with the Company is terminated for Cause (as hereinafter defined), all options previously granted to such optionee which have not been exercised prior to such termination shall lapse and be canceled. If the Company terminates an optionee’s employment without Cause, or if an optionee terminates his employment for Good Reason, all options previously granted to such optionee which were vested and satisfied all conditions to exercisability immediately prior to such termination shall continue to be vested and exercisable for a period not extending beyond the earlier of the Termination Date or one year after the date of such termination. In addition, if a Change in Control (as defined in Article XI hereof) occurs within six months from the date of termination of employment of an optionee referred to in the preceding sentence, unvested options shall become vested and exercisable to the same extent as if the Change in Control had occurred on the date of his termination of employment, and any such options shall continue to be exercisable until the earlier of the Termination Date or the first anniversary of optionee’s termination of employment.

        In the case of any optionee who has an employment agreement with the Company, it shall be a condition to exercise of an option that the optionee not have engaged in any material and knowing or intentional breach of his employment agreement. After the expiration of the exercise period described in any of the preceding four paragraphs hereof, options shall terminate together with all of the optionee’s rights thereunder, to the extent not previously exercised.

        For purposes of the Plan, the Company shall have “Cause” to terminate an optionee’s employment if the Company has cause to terminate the optionee’s employment under any existing employment agreement between the optionee and the Company or, in the absence of an employment agreement between the optionee and the Company, if the Company terminates the optionee after the Company reasonably determines that the optionee: (1) shall have been determined by a court of law to have committed any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, embezzlement, or any other crime involving moral turpitude, or if the optionee shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Company reasonably determines that the continuation of the optionee’s employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates (subsequent references to the “Company” in this paragraph shall be deemed to refer to the Company or its affiliates); (2) shall have committed one or more acts or gross negligence or willful misconduct that, in the good faith opinion of the Company, materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Company to public ridicule; (3) shall have refused or failed to a material degree to perform his duties hereunder (continuing without cure for ten (10) days after receipt of written notice of need to cure); (4) shall have violated any material written Company policy provided to the Executive during or prior to the Term (continuing without cure for ten (10) days after receipt of written notice of need to cure) and that has caused material harm to the Company; or (5) knew, or should have known, that the Company materially, and knowingly or intentionally breached any representation, warranty, or covenant under the Purchase Agreement or, if the optionee has an employment agreement with the Company, the optionee shall have materially and intentionally or knowingly breached any provision of such employment agreement.

        For purposes of the Plan, in the case of an optionee who is not an employee of the Company, references to employment herein shall be deemed to refer to such person’s relationship to the Company.

        Upon any merger or reorganization or other business combination in which the Company shall not be the surviving corporation, or a dissolution or liquidation of the Company, or a sale of all or substantially all of the Company’s assets, all outstanding options shall terminate; PROVIDED, HOWEVER, that the Company shall cause either (i) the optionees to be paid an amount equal to the difference between (A) the aggregate fair market value (determined in accordance with ARTICLE V of the Plan) of the Stock subject to options held by the optionees at the time of such transaction that have become vested and exercisable by the terms of the Plan and the applicable option agreements (either as a result of or prior to such transaction) and (B) the aggregate exercise price of such options, or (ii) the surviving or resulting corporation to grant the optionees substitute options to purchase its shares on such terms and conditions, both as to the number of shares and otherwise, which the Committee shall deem appropriate.

        Notwithstanding the foregoing provisions of this ARTICLE VI or the terms of any option agreement, the Committee may in its sole discretion accelerate the exercisability of any option granted hereunder. Any such acceleration shall not affect the terms and conditions of any such option other than with respect to exercisability.

ARTICLE VII.

SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS ONLY

        To the extent the aggregate fair market value (determined as of the time the option is granted) of the Stock with respect to which any options granted hereunder which are intended to be incentive stock options may be exercisable for the first time by the optionee in any calendar year (under this Plan or any other stock option plan of the Company or any parent or subsidiary thereof) exceeds $100,000, such options, but only to the degree of such excess, shall not be considered incentive stock options but rather shall be non-qualified stock options.

        No incentive stock option may be granted to an individual who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such option (i) has an option price of at least 110 percent of the fair market value of the Stock on the date of the grant of such option; and (ii) cannot be exercised more than five years after the date it is granted.

        Each optionee who receives an incentive stock option must agree to notify the Company in writing immediately after the optionee makes a disqualifying disposition of any Stock acquired pursuant to the exercise of an incentive stock option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the date the optionee was granted the incentive stock option or (b) one year after the date the optionee acquired Stock by exercising the incentive stock option.

ARTICLE VIII.

PAYMENT FOR SHARES

        Payment for shares of Stock purchased under an option granted hereunder shall be made in full upon exercise of the option, by certified or bank cashier’s check payable to the order of the Company or by any other means determined by the Committee. The Stock purchased shall thereupon be promptly delivered; PROVIDED, HOWEVER, that the Committee may, in its discretion, require that an optionee pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

ARTICLE IX.

NON-TRANSFERABILITY OF OPTION RIGHTS

        No option shall be transferable except by will or the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by him. The Committee may, however, in its sole discretion, allow for transfer of options which are not incentive stock options to other persons or entities, subject to such conditions or limitations as it may establish.

ARTICLE X.

ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

        The aggregate number of shares of Stock which may be purchased pursuant to options granted hereunder, the maximum number of shares for which options may be granted to any one person the number of shares of Stock covered by each outstanding option and the price per share thereof in each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of stock resulting from a stock split or other subdivision or consolidation of shares of Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Stock without receipt of consideration by the Company. Any adjustment shall be conclusively determined by the Committee.

        In the event of any change in the outstanding shares of Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Stock or other securities issued or reserved for issuance pursuant to the Plan, and the number or kind of shares of Stock or other securities covered by outstanding options, and the option price thereof. In instances where another corporation or other business entity is being acquired by the Company, and the Company has assumed outstanding employee option grants and/or the obligation to make future or potential grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee. The Committee shall notify optionees of any intended sale of all or substantially all of the Company’s assets within a reasonable time prior to such sale.

        In the event of a merger of the Company with or into another corporation or entity, or the sale of substantially all or the assets of the Company, each outstanding stock option shall be assumed or an equivalent stock option substituted by the successor corporation or entity or a parent or subsidiary of the successor corporation or entity. In the event that the successor corporation or entity refuses to assume or substitute for any stock option, then such stock option shall terminate as of the date of the closing of the merger or sale. For the purposes of this paragraph, a stock option shall be considered assumed if, following the merger or sale of assets, the stock option confers the right to purchase or receive, for each share of stock subject to the stock option, immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of the common stock of the Company for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or entity or its parent or subsidiary, the Committee may, with the consent of the successor corporation or entity, provide for the consideration to be received upon the exercise of the stock option, to be solely common stock of the successor corporation or entity or its parent or subsidiary equal in fair market value to the per share consideration received by holders of the common stock of the Company in the merger or sale of assets.

        The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

ARTICLE XI.

EFFECT OF CHANGE IN CONTROL

(a)

Except to the extent otherwise provided in a particular option agreement or in paragraph (c) below, in the event of a “Change in Control,” notwithstanding any unsatisfied service requirement established in the option agreement, such option shall become fully exercisable immediately prior to the Change in Control with respect to 100 percent of the shares subject to such option.

(b)

For purposes of the Plan, a Change in Control shall, subject to subsection (c) below, be deemed to occur if, after the date the conditions of Article XVIII have been satisfied (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Capital Z or any of its affiliates, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) the Company is merged, consolidated or reorganized into or with another corporation or another legal entity and, as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of the combined voting power of the securities of the Company entitled to generally in the election of directors of the Company immediately prior to such transaction, (iii) individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iv) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control.

(c)

Notwithstanding any other provision of this Plan, unless (i) an optionee terminates his employment for Good Reason, or (ii) is terminated by the Company without Cause, in either case within one year after a Change in Control (as defined in subsection (b) above), no event shall be treated as a Change in Control unless all equity securities of the Company then held by Capital Z are contemporaneously exchanged for cash or other liquid assets, which Capital Z is free to sell on a basis reasonably likely to result in receipt of cash proceeds equal to or greater than the price payable to shareholders upon a Change in Control (such event is referred to as a “Capital Z Realization Event” and such price is referred to as the “Change in Control Price”). If an optionee’s employment is terminated by the Company without Cause or by the optionee for Good Reason within one year after a Change in Control (as defined in subsection (b) above), the event shall be treated as both a Change in Control and a Capital Z Realization Event with respect to such optionee and acceleration of vesting shall occur to the extent the performance conditions established in the option agreement were satisfied as of the date of the Change in Control.

ARTICLE XII.

NO OBLIGATION TO EXERCISE OPTION

        Granting of an option shall impose no obligation on the recipient to exercise such option.

ARTICLE XIII.

USE OF PROCEEDS

        The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

ARTICLE XIV.

RIGHTS AS A STOCKHOLDER

        An optionee or a transferee of an option shall have no rights as a stockholder with respect to any share covered by his option until he shall have become the holder of record of such share, and he shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall have become the holder of record thereof. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may restrict the transferability of all or any number of shares issued under the Plan upon the exercise of an option by legending the stock certificate as it deems appropriate.

ARTICLE XV.

EMPLOYMENT RIGHTS

        Nothing in the Plan or in any option granted hereunder shall confer on any optionee any right to continue in the employ of the Company or any of its subsidiaries, or to interfere in any way with the right of the Company or any of its subsidiaries to terminate the optionee’s employment at any time for any reason, whether or not for Cause.

ARTICLE XVI. COMPLIANCE WITH LAW

        The Company is relieved from any liability for the nonissuance or non-transfer or any delay in issuance or transfer of any shares of Stock subject to options under the Plan which results from the inability of the Company to obtain or in any delay in obtaining from any regulatory body having jurisdiction, all requisite authority to issue or transfer shares of Stock of the Company either upon exercise of the options under the Plan or shares of Stock issued as a result of such exercise if counsel for the Company deems such authority necessary for lawful issuance or transfer of any such shares, Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of options to reflect such transfer restrictions.

        Each option granted under the Plan is subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable upon exercise of options is required by any securities exchange or under any state or Federal law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of options or the issuance of shares of Stock, no shares of Stock shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

ARTICLE XVII.

CANCELLATION OF OPTIONS

        The Committee, in its discretion, may, with the consent of any optionee, cancel any outstanding option hereunder.

ARTICLE XVIII.

EFFECTIVE DATE AND EXPIRATION DATE OF PLAN

        The Plan is effective as of the Initial Closing Date, subject to (i) approval by the stockholders of the Company in a manner which complies with Section 162(m) and Section 422(b)(1) of the Code and the Treasury Regulations thereunder, such approval to occur at the next meeting of stockholders of the Company, and (ii) the consummation, on or prior to Setember 30, 1999, of the “Recapitalization,” as such term is defined in the Purchase Agreement. The expiration date of the Plan, after which no option may be granted hereunder, shall be December 31, 2008.

ARTICLE XIX.

AMENDMENT OR DISCONTINUANCE OF PLAN

        The Board may, without the consent of the Company’s stockholders or optionees under the Plan, at any time terminate the Plan entirely and at any time or from time to time amend or modify the Plan, provided that no such action shall adversely affect options theretofore granted hereunder without the optionee’s consent, and provided further that no such action by the Board, without approval of the stockholders, may (a) increase the total number of shares of Stock which may be purchased pursuant to options granted under the Plan, except as contemplated in ARTICLE X, or (b) expand the class of employees eligible to receive options under the Plan.

ARTICLE XX.

MANDATORY GRANTS TO OUTSIDE DIRECTORS

        Notwithstanding any other provisions of the Plan, Outside Directors shall receive mandatory grants of nonqualified stock options under the Plan as follows:

(a)

Upon the initial election or appointment of an Outside Director, the Committee shall grant to such member, at the first meeting of the Committee following the date of such election or appointment, an award in the form of a ten year nonqualified stock option to purchase 50,000 shares of Stock.

(b)

The Committee shall grant to each Outside Director, after each annual meeting of the Company’s stockholders at the conclusion of which the Outside Director still serves as a director of the Company, an award in the form of a ten year nonqualified stock option to purchase 50,000 shares of Stock.

(c)

All stock options granted to Outside Directors under this ARTICLE XX shall have an exercise price of the greater of $0.85 per share and Fair Market Value of a share of Stock on the date the stock option is granted.

(d)	All stock options granted to Outside Directors under this ARTICLE XX will fully vest or become exercisable on the date of grant.

(e)	The vesting schedule of all stock options granted to Outside Directors under this ARTICLE XX shall accelerate in the event of a Change in Control.

(f)

Unless otherwise provided in the Plan, all provisions regarding the terms of stock options, the number of shares covered by the stock options, term and exercise price of stock options shall be applicable to the stock options granted to Outside Directors under this ARTICLE XX.

ARTICLE XXI.

MISCELLANEOUS

(a)

Options shall be evidenced by option agreements (which need not be identical) in such forms as the Committee may from time to time approve. Such agreements shall conform to the terms and conditions of the Plan and may provide that the grant of any option under the Plan and Stock acquired pursuant to the Plan shall also be subject to such other conditions (whether or not applicable to the option or Stock received by any other optionee) as the Committee determines appropriate, including, without limitation, provisions to assist the optionee in financing the purchase of Stock through the exercise of options, provisions for the forfeiture of, or restrictions on, resale or other disposition of shares under the Plan, and provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

(b)

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(c)

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(d)	The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of law thereof.

(e)

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. optionees shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(f)

Each member of the Committee and each member of the Board shall be fully justified in relaying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(g)

References to “Good Reason” as used herein shall relate only to optionees who have employment agreements with the Company, and in such cases, shall have the same meaning as set forth in such employment agreement. If the optionee does not have an employment agreement with the Company, or has an employment agreement that does not use the term Good Reason, then provisions relating to such term shall not apply.

(h)

Except as otherwise specifically provided in the relevant plan document, no payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit-sharing, group insurance or other benefit plan of the Company.

(i)	The expenses of administering the Plan shall be borne by the Company. Masculine pronouns and other words of masculine gender shall refer to both men and women.

As adopted by the Board of Directors of
Aames Financial Corporation as of June 9, 1999
and Amended and Restated as of May 6, 2003